EXHIBIT 15


To the Board of Directors and Stockholders
  of Optical Coating Laboratory, Inc.
Santa Rosa, California

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Optical Coating Laboratory, Inc. and subsidiaries for the periods ended July 28, 1996 and July 31, 1995 as indicated in our report (which report makes reference to the report of other accountants), dated August 14, 1996 (September 11, 1996 as to Note
7). Because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended July 28, 1996, is incorporated by reference in Registration Statements No. 33-41050, No. 33-26271, No. 33-12276, No. 33-48808, No. 33-65132, and No. 33-60891 on
Forms S-8, Registration Statement No. 33-61177 and No. 33-65319 on
Form S-3, and Registration Statement No. 33-09925 on Form S-4.

We are also aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of such Registration Statements prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.





Deloitte & Touche LLP
San Francisco, California
September 11, 1996